Exhibit 99.1

March 24, 2005

Company Press Release

The Cronos Group
Appoints Peter J. Younger as President and Chief Operating Officer

San Francisco—(Business Wire)—March 24, 2005—The Cronos Group (NASDAQ: CRNS) announced the appointment of Peter J. Younger to the position of President and Chief Operating Officer of the company. Mr. Younger will assume his role effective March 31, 2005 and will be responsible for the company’s container operations, lease marketing, business development and information technology. Mr. Younger, currently Chief Operating and Financial Officer, has been employed by Cronos since 1987 and has been instrumental in accelerating the company’s growth, improving operational efficiencies, and strengthening strategic business relationships. Mr. Younger, who also sits on the company’s board of directors, will continue to report directly to Dennis J. Tietz, Chairman of the Board and Chief Executive Officer.

Also effective March 31, 2005 is the appointment of Frank P. Vaughan to the position of Chief Financial Officer and Senior Vice President of the company. Mr. Vaughan has been with Cronos since 1991 and has served as Vice President of Finance since 1999.

Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 441,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 400 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 22, 2005.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.

Contact:
Elinor A. Wexler
Vice President-Corporate Communications
(415) 677-8990
ir@cronos.com